Exhibit 99.1

QUALITY DISTRIBUTION, INC. REPORTS FOURTH QUARTER AND

FISCAL YEAR 2014 RESULTS

Quality Reports Q4 Diluted EPS of $0.09 and Adjusted Diluted EPS of $0.18

Fiscal Year 2014 Revenue Increased 6.7% to $991.8 million

Quality Generates Fiscal Year 2014 Free Cash Flow of $54.7 million

TAMPA, FL – February 25, 2015 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), a North American logistics and transportation provider with market leading businesses, today announced its results for the fourth quarter and fiscal year ended December 31, 2014. Unless stated otherwise, all fourth quarter 2014 comparisons are relative to the fourth quarter of 2013 and all fiscal year 2014 comparisons are relative to the fiscal year ended December 31, 2013.

Fourth Quarter 2014 Highlights

•	Revenue of $243.2 million was higher by 7.9% compared to $225.4 million.

•	Net income increased to $2.6 million, or $0.09 per diluted share, compared to a net loss of $22.8 million, or ($0.85) per diluted share. Adjusted net income increased 37.9% to $5.0 million, or $0.18 per diluted share, compared to $3.6 million, or $0.13 per diluted share. A reconciliation of net income (loss) to adjusted net income is included in the attached financial exhibits.

Fiscal Year 2014 Highlights

•	Revenue of $991.8 million was higher by 6.7% compared to $929.8 million.

•	Net income increased to $20.6 million, or $0.74 per diluted share, compared to a net loss of $42.0 million, or ($1.58) per diluted share. Adjusted net income increased 14.8% to $21.2 million, or $0.75 per diluted share, compared to $18.4 million, or $0.68 per diluted share. A reconciliation of net income (loss) to adjusted net income is included in the attached financial exhibits.

•	Free cash flow (defined below) was $54.7 million.

•	Quality reduced its leverage by 40 basis points, ending the year with a ratio of Net Debt to Adjusted EBITDA of 4.0x.

“Our Chemical and Intermodal businesses delivered continued growth during the fourth quarter, which led to solid profitability at the high end of our earnings expectation range,” stated Gary Enzor, Chairman and Chief Executive Officer. “Chemical’s expansion efforts delivered strong results as well as increased international demand at Intermodal drove enhanced top and bottom line profitability. Our Energy Logistics revenue was down slightly versus last year, but adjusted operating income was up, primarily reflecting efforts to transition company-operated terminals to independent affiliates alongside our focus on reducing costs through asset optimization. Overall, we delivered a solid fourth quarter and look forward to continuing this positive momentum in 2015.”

Fourth Quarter 2014 Consolidated Results

Revenue was higher by 7.9% at $243.2 million. Excluding fuel surcharges, revenue increased to $212.1 million, up 8.2% compared to $196.0 million. This revenue improvement was due to continued growth in Chemical Logistics, which was driven by increased volumes and positive contribution from new terminals established in 2014, along with strong growth in the Intermodal business.

Operating income was $10.8 million compared to an operating loss of $28.1 million. After adjusting for the non-operating items presented in the attached financial exhibits, operating income was $14.6 million, up 12.6% compared to $13.0 million, driven primarily by improvements in each operating segment and lower insurance costs.

Adjusted EBITDA was higher by 8.0% at $20.8 million compared to $19.3 million. A reconciliation of net income (loss) to adjusted EBITDA is included in the attached financial exhibits.

Fiscal Year 2014 Consolidated Results

Revenue was higher by 6.7% at $991.8 million. Excluding fuel surcharges, revenue increased to $854.1 million, up 6.1%, compared to $804.9 million, driven primarily by the Chemical Logistics and Intermodal operating segments.

Operating income was $51.2 million compared to an operating loss of $42.8 million. After adjusting for the non-operating items presented in the attached financial exhibits, operating income was $61.5 million, up 6.5% compared to $57.8 million, driven primarily by increases in each operating segment.

Adjusted EBITDA was flat at $86.9 million compared to $86.6 million. A reconciliation of net income (loss) to adjusted EBITDA is included in the attached financial exhibits.

Fourth Quarter 2014 Reporting Segment Results

Chemical Logistics

Revenue was $163.7 million, up 9.0% compared to $150.1 million. Excluding fuel surcharges, revenue increased $13.0 million or 10.4%, due primarily to the opening of several new terminal locations in 2014, which increased volume. Active recruiting and retention actions continue to improve driver counts, helping Chemical Logistics to meet strong customer demand.

Operating income was $19.4 million, up 15.0% compared to $16.9 million. After adjusting for the non-operating items presented in the attached financial exhibits, operating income increased by $1.1 million, driven primarily by incremental revenues from top-line growth. Comparable margins declined slightly as profitability from revenue growth was primarily offset by ongoing growth incentives for independent affiliates and lower margins from start-up terminals.

Intermodal

Revenue was $37.9 million, up 15.4% compared to $32.9 million. Excluding fuel surcharges, revenue increased $4.7 million, up 16.2%. Strong domestic and international customer activity drove higher overall shipments, and stronger import volumes resulted in an increase in depot services revenue.

Operating income was $4.4 million, up 16.6% compared to $3.8 million, driven by incremental profits on higher trucking revenue and strong margins from increases in depot services revenue.

Energy Logistics

Revenue was $41.4 million, down slightly compared to $42.2 million. Excluding fuel surcharges, revenue was lower by 3.6%, primarily due to reduced volumes in the Woodford shale region, partially offset by higher volumes in the Marcellus, Utica and Bakken shale regions.

Operating loss was $2.2 million compared to $39.2 million. Adjusting for non-operating items presented in the attached financial exhibits, operating income increased to $1.7 million compared to $0.5 million, due primarily to cost control and asset optimization efforts that improved operating performance.

Shared Services

Shared services costs totaled $10.9 million compared to $9.7 million. This increase related primarily to higher driver recruitment and retention expenses, as well as increased performance-based incentive compensation costs.

Summary

Mr. Enzor continued, “The new Chemical terminals opened in 2014 contributed to our overall revenue growth in addition to our increased driver recruiting and retention actions that resulted in higher driver counts, which bodes well for 2015. Our Intermodal business continued to deliver solid top and bottom line improvement that we expect to continue this year. At Energy, we remain focused on our transition efforts to shift our mix of business toward steadier post-production activity versus drilling related work. In addition, the recent affiliation of our Jourdanton, TX terminal should help stabilize this business going forward.”

Balance Sheet and Cash Flow

On November 3, 2014, the Company amended its asset-based loan facility and term loan facility (collectively, the “ABL Facility”). The amendments resulted in lower credit spreads on borrowed funds, enhanced flexibility and extended maturities.

On January 15, 2015, Quality redeemed $10.0 million of 9.875% Second-Priority Senior Secured Notes due 2018 (“Senior Notes”). This optional redemption required a premium payment of $0.5 million and will result in a non-cash charge of $0.2 million to write off debt issuance costs in the first quarter of 2015.

The Company generated operating cash flow of $33.5 million in 2014, which was primarily used to repay debt.

Capital expenditures for 2014 were $40.1 million and proceeds from equipment sales were $34.1 million, resulting in net capital expenditures for 2014 of $6.0 million, compared to net capital expenditures for 2013 of $1.5 million. Net capital expenditures were higher in 2014 to support growth in the Chemical Logistics business.

Borrowing availability under the Company’s ABL Facility was $62.0 million at December 31, 2014, representing a decrease from December 31, 2013 due primarily to borrowings used for the partial redemption of the Senior Notes in the third quarter of 2014, and the full retirement of subordinated promissory notes that occurred in the second quarter of 2014.

“Since 2013, we have redeemed $55.0 million of our higher cost Senior Notes which represents a nearly 25% reduction from the original amount of this note issuance, and also extinguished $21.3 million of our subordinated promissory notes. We have been successful in maintaining strong liquidity under our ABL Facility, while significantly reducing our higher cost debt using our ample free cash flow,” stated Joe Troy, Chief Financial Officer. “These redemptions, along with the 2014 amendment of our ABL Facility, have strengthened our balance sheet and reduced our leverage. We ended the year at a 4.0x ratio of Net Debt to Adjusted EBITDA. In 2015, we remain committed to deploying our free cash flow primarily to further reduce leverage as we make strides toward our targeted long-term goal of a 2.5x ratio of Net Debt to Adjusted EBITDA.”

Mr. Troy continued, “We continue to monitor the bank and bond markets for a potential refinancing of our Senior Notes, and will be prepared to opportunistically access these markets if conditions warrant. In the absence of improved market conditions, we are prepared to use a portion of our free cash flow throughout the year to redeem additional Senior Notes.”

2015 Outlook

For the first quarter of 2015, Quality expects adjusted net income per diluted share to be in the range of $0.11 to $0.16.

For fiscal year 2015, Quality expects:

•	Adjusted net income per diluted share to be in the range of $0.77 to $0.87;

•	Free cash flow (defined as Adjusted EBITDA, less net capital expenditures, less cash interest, less cash taxes) to be in the range of $50 to $55 million; and

•	Net capital expenditures to be in the range of $10 to $15 million.

These estimates assume a 39% tax rate, and exclude any impacts from non-operating items and costs related to any potential debt refinancing activity. These estimates also reflect anticipated interest savings from potential bond redemptions throughout the year assuming a Senior Note refinancing does not occur.

Mr. Enzor continued, “Our first quarter earnings estimate reflects some caution around our Energy business due to oil price decreases, although we have not seen significant, non-weather related declines in volumes. We have experienced some adverse impact from severe winter weather conditions in each of our businesses. Overall, our asset-light business model continues to deliver strong free cash flow and we look forward to another year of positive results.”

Fourth Quarter and Fiscal Year Results Conference Call

Quality will host a conference call for analysts and investors to discuss these results on Thursday, February 26, 2015 at 10:00 a.m. Eastern Standard Time, which can be accessed as follows:

Toll free dial-in: 888-778-9064

Toll dial-in: 913-312-1427

Passcode: 1985088

A live audio webcast of the conference call may be accessed in the Investor Relations section of Quality’s website. Copies of the earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

A replay of the call will be available through March 28, 2015, which can be accessed as follows:

Dial-In: 888-203-1112

Passcode: 1985088

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry through its wholly-owned subsidiaries, QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking information is any statement other than a statement of historical fact and includes our 2015 expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit, capital and labor market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash flow from operations or borrowing under our ABL Facility to fund our liquidity needs; (3) competition and rate fluctuations, including fluctuations in prices and demand for transportation services as well as for commodities such as natural gas and oil; (4) our reliance on independent affiliates and independent owner-operators; (5) our liability related to third-party equipment leasing programs; (6) a shift away from or slowdown in production in the shale regions in which we have energy logistics operations; (7) our ability to attract and retain qualified drivers; (8) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (9) increased unionization, which could increase our operating costs or constrain operating flexibility; (10) changes in, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate; (11) federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers; (12) our ability to access and use disposal wells and other disposal sites and methods in our energy logistics business; (13) our ability to comply with current and future environmental laws and regulations and the increasing costs relating to environmental compliance; (14) potential disruptions at U.S. ports of entry; (15) diesel fuel prices and our ability to recover costs through fuel surcharges; (16) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (17) our dependence on senior management; (18) the potential loss of our ability to use net operating losses to offset future income; (19) potential future impairment charges; (20) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses, converted independent affiliates and new independent affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, independent affiliates, independent owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (21) our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market; (22) our success in entering new markets; (23) adverse weather conditions; (24) disruptions of our information technology and communications systems; (25) our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; (26) the assumptions underlying our expectations of financial results in 2015; and (27) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expense. Readers are urged to carefully review and consider the various disclosures regarding these and other risks and uncertainties, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement, whether as a result of developments occurring after the date of this release or for any other reasons.

Contact:	Michael C. Massi
Vice President of Financial Planning & Analysis and Investor Relations
800-282-2031 ext. 7235

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
OPERATING REVENUES:
Transportation	$177,536	$164,554	$717,495	$675,094
Service revenue	34,544	31,437	136,652	129,765
Fuel surcharge	31,102	29,430	137,611	124,951

Total operating revenues	243,182	225,421	991,758	929,810

OPERATING EXPENSES:
Purchased transportation	161,821	148,303	667,799	594,708
Compensation	24,354	22,279	92,435	98,681
Fuel, supplies and maintenance	26,384	25,927	99,985	105,917
Depreciation and amortization	5,432	6,381	21,617	26,121
Selling and administrative	8,726	7,569	32,795	31,534
Insurance costs	4,450	5,692	21,070	19,169
Taxes and licenses	1,004	853	3,536	3,758
Communications and utilities	988	893	3,872	3,840
(Gain) loss on disposal of property and equipment	(743)	62	(2,581)	(2,450)
Impairment charges	—	35,604	—	91,296

Total operating expenses	232,416	253,563	940,528	972,574

Operating income (loss)	10,766	(28,142)	51,230	(42,764)
Interest expense	6,477	7,371	28,562	31,147
Interest income	(122)	(196)	(496)	(855)
Gain on extinguishment of debt	—	—	(4,217)	—
Write-off of debt issuance costs	54	—	476	521
Other expense (income)	178	89	(144)	(7,256)

Income (loss) before income taxes	4,179	(35,406)	27,049	(66,321)
Provision for (benefit from) income taxes	1,555	(12,608)	6,409	(24,283)

Net income (loss)	$2,624	$(22,798)	$20,640	$(42,038)

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.09	$(0.85)	$0.75	$(1.58)

Diluted	$0.09	$(0.85)	$0.74	$(1.58)

Weighted average number of shares
Basic	27,847	26,690	27,539	26,560
Diluted	28,198	26,690	28,077	26,560

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$1,358	$1,957
Accounts receivable, net	136,790	120,932
Prepaid expenses	14,118	13,401
Deferred tax asset, net	29,333	20,709
Other current assets	10,374	9,919

Total current assets	191,973	166,918
Property and equipment, net	156,249	170,114
Assets held-for-sale	2,040	1,129
Goodwill	34,896	32,955
Intangibles, net	15,388	16,149
Non-current deferred tax asset, net	18,942	31,401
Other assets	8,295	8,583

Total assets	$427,783	$427,249

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$2,699	$8,692
Current maturities of capital lease obligations	334	1,888
Accounts payable	12,955	10,248
Independent affiliates and independent owner-operators payable	15,110	14,398
Accrued expenses	32,617	30,580
Environmental liabilities	4,389	3,818
Accrued loss and damage claims	8,851	8,532

Total current liabilities	76,955	78,156
Long-term indebtedness, less current maturities	348,080	369,730
Capital lease obligations, less current maturities	182	2,995
Environmental liabilities	3,830	4,479
Accrued loss and damage claims	10,493	10,747
Other non-current liabilities	19,937	17,393

Total liabilities	459,477	483,500

SHAREHOLDERS’ DEFICIT
Common stock	450,625	441,877
Treasury stock	(11,860)	(10,557)
Accumulated deficit	(249,865)	(270,505)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(31,005)	(27,477)

Total shareholders’ deficit	(31,694)	(56,251)

Total liabilities and shareholders’ deficit	$427,783	$427,249

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered. The Company also separately reports Shared Services, which consists of corporate and shared services overhead costs, including information technology, driver recruiting, accounting, stock-based compensation, pension, environmental and other corporate headquarters costs. Segment results for prior-year periods were reclassified to conform to the current year presentation. The Company’s reportable business segments are:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through our network that includes independent affiliates and company-operated terminals, and equipment rental income;

•	Energy Logistics, which consists primarily of the transportation of crude oil, fresh water and disposal water for the unconventional oil and gas market, through company-operated terminals and independent affiliates, and equipment rental income; and

•	Intermodal, which consists of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Three Months Ended December 31, 2014
	Chemical	Energy		Shared
	Logistics	Logistics (a)	Intermodal	Services	Total
Operating Revenues:
Transportation	$119,321	$38,486	$19,729	$—	$177,536
Service revenue	18,444	2,228	13,711	161	34,544
Fuel surcharge	25,937	691	4,474	—	31,102

Total operating revenues	$163,702	$41,405	$37,914	$161	$243,182

Segment revenue % of total revenue	67.3%	17.0%	15.6%	0.1%	100.0%
Segment operating income (loss)*	$20,295	$1,583	$5,281	$(11,704)	$15,455
Depreciation and amortization	2,384	2,163	851	34	5,432
(Gain) loss on disposal of property and equipment	(1,518)	1,581	(16)	(790)	(743)

Operating income (loss)	$19,429	$(2,161)	$4,446	$(10,948)	$10,766

	Three Months Ended December 31, 2013
	Chemical	Energy		Shared
	Logistics (b)	Logistics (c)	Intermodal	Services	Total
Operating Revenues:
Transportation	$107,186	$40,293	$17,075	$—	$164,554
Service revenue	17,609	1,932	11,707	189	31,437
Fuel surcharge	25,345	—	4,085	—	29,430

Total operating revenues	$150,140	$42,225	$32,867	$189	$225,421

Segment revenue % of total revenue	66.6%	18.7%	14.6%	0.1%	100.0%
Segment operating income (loss)*	$18,820	$643	$4,425	$(9,983)	$13,905
Depreciation and amortization	2,757	2,677	832	115	6,381
Impairment charges	—	35,604	—	—	35,604
(Gain) loss on disposal of property and equipment	(837)	1,565	(220)	(446)	62

Operating income (loss)	$16,900	$(39,203)	$3,813	$(9,652)	$(28,142)

(a)	Operating loss in the Energy Logistics segment during the three months ended December 31, 2014, includes $3.8 million of energy reorganization costs.
(b)	Operating income in the Chemical Logistics segment during the three months ended December 31, 2013 includes $1.4 million of excess claims settlement expenses.
(c)	Operating loss in the Energy Logistics segment during the three months ended December 31, 2013 includes $35.6 million of impairment charges and $4.1 million of energy reorganization costs.

	Year Ended December 31, 2014
	Chemical	Energy		Shared
	Logistics (d)	Logistics (e)	Intermodal (f)	Services	Total
Operating Revenues:
Transportation	$483,272	$154,282	$79,941	$—	$717,495
Service revenue	71,803	8,867	54,846	1,136	136,652
Fuel surcharge	113,348	4,333	19,930	—	137,611

Total operating revenues	$668,423	$167,482	$154,717	$1,136	$991,758

Segment revenue % of total revenue	67.4%	16.9%	15.6%	0.1%	100.0%
Segment operating income (loss)*	$79,905	$9,044	$25,785	$(44,468)	$70,266
Depreciation and amortization	9,654	8,351	3,349	263	21,617
(Gain) loss on disposal of property and equipment	(4,791)	3,035	(35)	(790)	(2,581)

Operating income (loss)	$75,042	$(2,342)	$22,471	$(43,941)	$51,230

	Year Ended December 31, 2013
	Chemical	Energy		Shared
	Logistics (g)	Logistics (h)	Intermodal	Services (i)	Total
Operating Revenues:
Transportation	$442,164	$160,614	$72,316	$—	$675,094
Service revenue	68,029	10,617	50,489	630.	129,765
Fuel surcharge	106,845	273	17,833	—	124,951

Total operating revenues	$617,038	$171,504	$140,638	$630	$929,810

Segment revenue % of total revenue	66.4%	18.4%	15.1%	0.1%	100.0%
Segment operating income (loss)*	$80,146	$10,634	$23,174	$(41,751)	$72,203
Depreciation and amortization	11,147	11,173	3,322	479	26,121
Impairment charges	—	91,296	—	—	91,296
(Gain) loss on disposal of property and equipment	(4,234)	4,809	(161)	(2,864)	(2,450)

Operating income (loss)	$73,233	$(96,644)	$20,013	$(39,366)	$(42,764)

(d)	Operating income in the Chemical Logistics segment during the year ended December 31, 2014 includes $0.2 million of independent affiliate conversion costs and $0.2 million of severance costs.
(e)	Operating loss in the Energy Logistics segment during the year ended December 31, 2014 includes $9.8 million of energy reorganization costs.
(f)	Operating income in the Intermodal segment during the year ended December 31, 2014 includes $0.1 million of severance costs.
(g)	Operating income in the Chemical Logistics segment during the year ended December 31, 2013 includes $1.4 million of excess claims settlement expenses, $0.4 million of independent affiliate conversion costs and $0.3 million of severance costs.
(h)	Operating loss in the Energy Logistics segment during the year ended December 31, 2013 includes $91.3 million of impairment charges and $9.3 million of energy reorganization costs.
(i)	Operating loss in Shared Services during the year ended December 31, 2013 includes $2.6 million of gains on property dispositions and $0.4 million of severance costs.

* Segment operating income (loss) reported in the business segment tables above excludes amounts such as depreciation and amortization, impairment charges and gains and losses on disposal of property and equipment.

RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED NET INCOME AND ADJUSTED NET INCOME PER SHARE. RECONCILIATION OF NET INCOME (LOSS) TO EBITDA TO ADJUSTED EBITDA.

For the Three Months and the Years Ended December 31, 2014 and 2013

(In 000’s)

Unaudited

Adjusted Net Income, Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income, Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For the three months ended December 31, 2014 and 2013 for Adjusted Net Income, management uses the Company’s actual effective tax rates of 38.2% and 36.6%, respectively, for calculating the provision for income taxes. For the years ended December 31, 2014 and 2013 for Adjusted Net Income, management uses the Company’s actual effective tax rate of 38.2% (adjusted for the release of a deferred tax valuation allowance), and 36.6%, respectively, for calculating the provision for income taxes. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include energy reorganization costs, severance costs, independent affiliate conversion costs, excess claims settlement expenses, gain on extinguishment of debt, gain on property dispositions, impairment charges, note redemption costs, write-off of debt issuance costs, equity offering costs and earnout adjustments.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation markets that our chemical and energy logistics and intermodal segments serve. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income (loss) is adjusted for the provision for income taxes, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income (loss), which is then further adjusted for items that are not part of regular operating activities, including energy reorganization costs, severance costs, independent affiliate conversion costs, excess claims settlement expenses, gain on extinguishment of debt, gain on property dispositions, impairment charges, write-off of debt issuance costs, equity offering costs, earnout adjustments and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
Net Income (Loss) Reconciliation:
Net income (loss)	$2,624	$(22,798)	$20,640	$(42,038)
Net income (loss) per common share:
Basic	$0.09	$(0.85)	$0.75	$(1.58)

Diluted	$0.09	$(0.85)	$0.74	$(1.58)

Weighted average number of shares:
Basic	27,847	26,960	27,539	26,560
Diluted	28,198	26,960	28,077	26,560
Reconciliation: Net income (loss)	$2,624	$(22,798)	$20,640	$(42,038)
Adjustments to net income (loss):
Provision for (benefit from) income taxes	1,555	(12,608)	6,409	(24,283)
Energy reorganization costs	3,838	4,061	9,781	9,293
Severance and lease termination costs	—	96	267	728
Independent affiliate conversion costs	—	—	222	438
Excess claims settlement expenses	—	1,350	—	1,350
Gain on extinguishment of debt	—	—	(4,217)	—
Gain on property dispositions	—	—	—	(2,577)
Impairment charges	—	35,604	—	91,296
Note redemption costs	—	—	675	675
Write-off of debt issuance costs	54	—	476	521
Equity offering costs	—	—	—	476
Earnout adjustment	—	—	—	(6,800)

Adjusted income before income taxes	8,071	5,705	34,253	29,079
Provision for income taxes at 38.2% for the three months and the year ended December 31, 2014 and 36.6% for the three months and the year ended December 31, 2013	3,083	2,089	13,085	10,646

Adjusted net income	$4,988	$3,616	$21,168	$18,433

Adjusted net income per common share:
Basic	$0.18	$0.14	$0.77	$0.69

Diluted	$0.18	$0.13	$0.75	$0.68

Weighted average number of shares:
Basic	27,847	26,690	27,539	26,560
Diluted	28,198	27,398	28,077	27,099

	Three months ended December 31,		Year ended December 31,
	2014	2013	2014	2013
EBITDA and Adjusted EBITDA:
Net income (loss)	$2,624	$(22,798)	$20,640	$(42,038)
Adjustments to net income (loss):
Provision for (benefit from) income taxes	1,555	(12,608)	6,409	(24,283)
Depreciation and amortization	5,432	6,381	21,617	26,121
Interest expense, net	6,355	7,175	28,066	30,292

EBITDA	15,966	(21,850)	76,732	(9,908)
Energy reorganization costs	3,765	3,467	9,630	8,136
Severance and lease termination costs	—	96	267	579
Independent affiliate conversion costs	—	—	222	438
Excess claims settlement expenses	—	1,350	—	1,350
Gain on extinguishment of debt	—	—	(4,217)	—
Gain on property dispositions	—	—	—	(2,577)
Impairment charges	—	35,604	—	91,296
Write-off of debt issuance costs	54	—	476	521
Equity offering costs	—	—	—	476
Earnout adjustment	—	—	—	(6,800)
Non-cash stock-based compensation	1,027	596	3,762	3,085

Adjusted EBITDA	$20,812	$19,263	$86,872	$86,596